                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                      Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

         HOLMES, A. SCOTT
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   (Last)                            (First)              (Middle)

         410 Colebrook Lane
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                                   (Street)

         Bryn Mawr, PA 19010
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   (City)                            (State)                (Zip)


         iiGroup, Inc. (IIGR)
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2.   Issuer Name and Ticker or Trading Symbol


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

         06/00
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4.   Statement for Month/Year


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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                               [ ]  10% Owner
     [ ]  Officer (give title below)             [ ]  Other (specify below)



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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X] Form Filed by 1 Reporting Person
     [ ] Form Filed by More than 1 Reporting Person


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

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             Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                              4.
                                                              Securities                5.
                                            3.                Acquired (A)              Amount of         6.
                                            Transaction       or Disposed               Securities        Owner-
                           2.               Code              of (D)                    Beneficially      Ship
1.                         Transaction      (Instr. 8)        (Instr. 3,4,5)            Owned at          Form
Title of Security          Date             ----------------  ---------------------     End of Month      D or I
(Instr. 3)                 (mm/dd/yy)       Code        V     Amount   A/D   Price      (Instr. 3 and 4)  (Inst. 4)
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================

                                                     5.                6.
                                                     Number of         Date                7.
                2.                       4.          Derivative        Exercisable and     Title and Amount of
                Conver-                  Trans-      Securities        Expiration Date     Underlying Securities
1.              sion or      3.          action      Acquired (A)      (mm/dd/yy)          (Instr. 3 and 4)
Title of        Exercise     Trans-      Code        or Disposed of    -----------------   -------------------------
Derivative      Price of     action      (Inst. 8)   (Instr. 3, 4, 5)  Date      Expira-               Amount or
Security        Derivative   date        ----------- -------------     Exer-     tion                  Number of
(Instr. 3)      Security     (m/d/y)    Code   V         (A)    (D)    cisable   Date      Title       Shares
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
Non-
Qualified
Stock                                                                                       Common
Option         $1.00       06/06/00     P            100,000            06/06/01 06/06/05   Stock        100,000
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Non-
Qualified
Stock                                                                                       Common
Option         $0.50       06/06/00     P            100,000            06/06/01 06/06/05   Stock        100,000
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


                  9.                10.
                  Number of         Ownership
                  Derivative        Form of          11.
8.                Securities        Derivative       Nature of
Price of          Beneficially      Security:        Indirect
Derivative        Owned at End      Direct (D)       Beneficial
Security          of Month          of Indirect (I)  Ownership
(Instr. 5)        (Instr. 4)        (Instr. 4)       (Instr. 4)
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
                  100,000           D
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                  100,000           D
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

Explanation of Responses:

 /s/ A. Scott Holmes                                    October 23, 2000
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A. Scott Holmes                                              Date

** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.